Exhibit 11


                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                    (In thousands, except per share amounts)

                                                                  3 Months                                   9 Months
                                                      ----------------------------------          --------------------------------
                                                      June 29, 1997        June 30, 1996          June 29, 1997      June 30, 1996
                                                      -------------        -------------          -------------      -------------
Primary
Average shares outstanding                                  4,119                4,134                  4,119              4,146
Net effect of dilutive stock options - based
     on the treasury stock method using
     average market price                                      --                   --                    --                 --
                                                         --------             --------                -------            -------

Total                                                       4,119                4,134                  4,119              4,146
                                                         ========             ========                =======            =======

Net income (loss)                                           ($692)              $1,414                ($3,586)             ($957)
                                                         ========             ========                =======            =======


Per share amount                                          ($0.17)                $0.34                 ($0.87)            ($0.23)
                                                         ========             ========                =======            =======


Fully Diluted

Average shares outstanding                                  4,119                4,134                  4,119              4,146
Net effect of dilutive stock options - based
     on the treasury stock method using the
     higher of the average market price for the
     period or the market price at the end of
     the period                                               --                    --                     --                 --
                                                         --------             --------                -------            -------

Total                                                       4,119                4,134                  4,119              4,146
                                                         ========             ========                =======            =======

Net income (loss)                                           ($692)              $1,414                ($3,586)             ($957)
                                                         ========             ========                =======            =======

Per share amount                                           ($0.17)               $0.34                 ($0.87)            ($0.23)
                                                         ========             ========                =======            =======


NOTE: Average shares outstanding used for earnings per share included in the Company's financial statements do not reflect the effect of the stock options granted since their effect is antidilutive.